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                                  EXHIBIT (a) (6)

                  NOTICE TO HOLDERS OF SHARES OF COMMON STOCK OF
               ILM SENIOR LIVING, INC. AND ILM II SENIOR LIVING, INC.

                               IMPORTANT ANNOUNCEMENT

The Offers by Redwood Investors, LLC (the "Purchaser") to purchase Shares of ILM Senior Living, Inc. and ILM II Senior Living, Inc. (the "Partnerships") have been extended and are now scheduled to expire at 12:00 midnight, Pacific Time on August 14, 1998. To date, approximately 53,900 (".007%") Shares of ILM Senior Living, Inc. and approximately 26,400 (".005%") Shares of ILM II Senior Living, Inc. have been tendered to Purchaser and not withdrawn. Purchaser will acquire up to an additional 646,100 Shares of ILM Senior Living, Inc. (up to 9.3% of the issued and outstanding Shares of the Company) and up to an additional 473,600 Shares of ILM II Senior Living, Inc. (up to 9.65% of the issued and outstanding Shares of the Company). All of the terms and conditions of the Offer remain in full force and effect.

For further information, please contact the Purchaser at 1650 Hotel Circle North, Suite 200, San Diego, CA 92108.

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